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                                                                    EXHIBIT 23.3

                        CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 and related prospectus of Western Digital Corporation of our report dated July 27, 1998, with respect to the consolidated balance sheets of Western Digital Corporation as of July 27, 1998 and June 28, 1997, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended June 27, 1998, and the related schedule, all of which are included in the Company's Annual Report on Form 10-K for the year ended June 27, 1998 and to the reference to our firm under the heading "Independent Auditors".


                                        KPMG LLP



Orange County, California
April 5, 1999